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                                                                   Exhibit 23.12

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-86685 of Healtheon Corporation on Form S-4 of our report dated February 26, 1999 (June 30, 1999 as to Note 9 - Subsequent Event) relating to the balance sheets of Greenberg News Networks, Inc. (a development stage company) as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the period January 8, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998, and for the period January 8, 1997 (date of inception) to December 31, 1998 appearing in this proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such proxy statement/prospectus.




/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
September 29, 1999